Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-124190, 333-161908, 333-167031, 333-179476 and 333-195673) filed by Akorn, Inc. with the U.S. Securities and Exchange Commission on April 20, 2005, September 14, 2009, May 21, 2010, February 10, 2012 and May 2, 2014, respectively, of our report dated July 10, 2013, on our audits of the consolidated financial statements and financial statement schedule of Hi-Tech Pharmacal Co., Inc. and subsidiary (the “Company”) as of April 30, 2013 and 2012 and for each of the years in the three-year period ended April 30, 2013, which report is included in this current report on Form 8-K/A to be filed on or about June 27, 2014.

/s/ EisnerAmper LLP

New York, New York
June 27, 2014